Acquisition Commitment

         This Acquisition Commitment (the "Commitment") is dated as of July 1, 1996, (the "Effective Date") by and between WASATCH EDUCATION SYSTEMS CORPORATION, a Utah corporation (the "Seller"), and a new corporation ("Newco") to be formed by BARBARA MORRIS, RALPH BROWN, and CAROL HAMIL (collectively, the "Management Group").

                                    RECITALS:

          A. The Management Group are presently employed as senior officers of Seller with responsibility for managing the business of Seller.

          B. Newco is interested in licensing certain intellectual property from Seller and in acquiring certain tangible and intangible assets of the Seller (collectively the "Education Market Assets"), to engage in the development, marketing, and sale of education products in the Education Market (as defined below). Seller will retain ownership rights in its intellectual property (including existing products) to engage in development, marketing, and sale of education products in the Home Market (as defined below).

          C. Seller and Newco intend that this Commitment shall constitute a binding agreement subject only to the conditions specifically set forth below.

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

         1. Consent and Waiver; Exclusive Negotiation. Seller hereby ratifies and confirms the Consent and Waiver of Conflicts of Interests (the "Consent and Waiver") attached hereto as Exhibit A to this Commitment and Seller agrees that the Consent and Waiver shall remain in full force and effect until the first to occur of the following (the "Expiration Date"): (a) three (3) months from the date hereof; or (b) notice from Newco to Seller that Newco is unable to complete the purchase transaction contemplated by this Commitment. If Newco has made reasonable progress towards consummation of this Commitment prior to the Expiration Date, but is unable to close prior to the Expiration Date, Newco may extend the Expiration Date in one (1) month increments, subject to Seller's consent which shall not be unreasonably withheld. Until the Expiration Date, Seller shall deal exclusively with Newco with regard to a disposition of the Education Market Assets. Seller shall fully cooperate with Newco and make reasonable efforts to support Newco's efforts to secure necessary debt or equity financing. However, Seller does not represent or warrant, and shall not be responsible for, Newco's success in raising the desired financing.

         2. Description of Education Market Assets. Seller hereby agrees to sell to Newco, and Newco agrees to purchase the Education Market Assets of Seller relating to or arising out of Seller's business (the "Business") of developing, marketing and licensing proprietary and third party educational software and related products and services in the Education Market. The Education Market Assets shall include the following:

          (a) All cash, bank deposits, and cash equivalents relating to the Education Market as of the Closing Date;

          (b) All accounts receivable and other entitlements to payment under all contracts, licenses, and other arrangements relating to the Education Market;

          (c) All distributor agreements, customer contracts, renewals, and installed base of licensees of the Seller's products relating to the Education Market, including but not limited to the Product Distribution Agreements with TRO;

          (d) All inventory and raw materials, including CD-ROMs, printed instructional and training materials, brochures, and marketing materials relating to the Education Market;

          (e) All tangible property, including all office equipment, computers and related equipment, audio-visual equipment, desks, chairs, leasehold improvements, library and reference materials, trade show equipment and displays, file cabinets, and other supplies and personal property relating to the Education Market;

          (f) All insurance policies on persons, property, and risks relating to the Education Market;

          (g) All outstanding bids, proposals, and purchase orders of Seller relating to the Education Market;

          (i) All files and records of Seller in hard copy or magnetic format relating to the Education Market, including customer and vendor lists and files, advertising materials and signs, correspondence, and equipment warranty information and maintenance records;

          (j)  All  contracts  and  agreements   with   employees,   independent
               marketing representatives, dealers, and sales agents of Seller relating to the Education Market;

          (k) All leasehold interests in property and leased equipment relating to the Education Market; and

          (l) All third party software licenses (excluding the Third Party Software identified on Schedule II), programs, development tools, and utilities used in the Business for the Education Market, including without limitation all word processing, spreadsheet, database, graphics and desktop publishing, project management, product testing and authoring programs.

Newco shall pay all state and local sales, transfer, value-added, or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment, and delivery of the Education Market Assets. Risk of loss to the Education Market Assets shall pass from the Seller to Newco at the Closing. All Assets shall be sold free and clear of all liens and encumbrances except those expressly assumed by Newco. The Education Market
Assets shall specifically exclude ownership rights in Seller's intellectual property, products, and related copyrights, capitalized development costs, net operating losses, and other tax benefits which shall remain with Seller.

         3. Grant of Licenses; Exclusivity Period. Seller shall grant to Newco the following licenses and distribution rights with respect to the Licensed Programs (as described on Schedule I attached hereto) and Third Party Software (as described on Schedule II attached hereto):

(a) A non-exclusive, perpetual, fully paid-up, worldwide right and license to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, and to prepare Newco Derivative Works (as defined below) based on, all or any portion of the Licensed Programs (specifically including any and all lesson content);

(b) A perpetual, worldwide right and license to market, distribute, and sublicense the Licensed Programs and Newco Derivative Works of the Licensed Programs in the Education Market, directly or through sub-distributors, dealers, Independent Marketing Representatives ("IMRs") or other third parties, subject to the royalty obligations set forth in Section 6 below. The foregoing license shall be exclusive during the Exclusivity Period (as defined below);

(c) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and license to market, distribute, and sublicense the Licensed Programs and Newco Derivative Works of the Licensed Programs in the Home Market, subject to the royalty obligations set forth in Section 6 below;

(d) A non-exclusive perpetual, worldwide right and sublicense to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, and to prepare Newco Derivative Works based on, all or any portion of the Third Party Software, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software;

(e) A perpetual, worldwide right and sublicense to market, distribute, and sublicense the Third Party Software and Newco Derivative Works of the Third Party Software in the Education Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software. The foregoing license shall be exclusive during the Exclusivity Period;

(f) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and sublicense to market, distribute and sublicense the Third Party Software and Newco Derivative Works of the Third Party Software in the Home Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software; and

(g) A non-exclusive, perpetual, worldwide right and sublicense to market, distribute and sublicense the Licensed Programs, the Third Party Software, and Newco Derivative Works of the Licensed Programs or Third Party Software, in the Internet Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software and the royalty provisions of Section 6 below.

All licenses of Licensed Programs from Seller to Newco shall include source code and object code, but all sublicenses from Newco shall be object code only.

Notwithstanding the foregoing grants of licenses and sublicenses to Newco, Seller reserves all rights not explicitly granted herein, including the perpetual, worldwide right to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, prepare and distribute Seller Derivative Works based upon, and market, distribute, and sublicense the Licensed Programs, Third Party Software, and Seller Derivative Works of the Licensed Programs or Third Party Software, in the Home Market and Internet Market, directly or through sub-distributors, dealers, IMRs or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software. The foregoing reservation of rights shall be exclusive to Seller for the Home Market during the Exclusivity Period, i.e., during the Exclusivity Period Newco shall not market, distribute, or sublicense through retail channels to the Home Market the Licensed Programs, Third Party Software, or Newco Derivative Works of the Licensed Programs.

Notwithstanding any of the foregoing provisions to the contrary, during the Exclusivity Period Seller shall not market, distribute, or sublicense to the Education Market the Licensed Programs, Third Party Software or Seller Derivative Works of the Licensed Programs. The provisions of the foregoing sentence shall not apply to inadvertent or incidental sales of the Licensed Programs, Third Party Software or Derivative Works of the Licensed Programs to education institutions in the Education Market so long as the sales occur through a retail distribution channel and result from general marketing activities or catalogs that are not substantially directed or targeted at educators or educational institutions in the Education Market.

For purposes of this Commitment, "Education Market" means the following markets for standalone products (program resides and runs on one workstation only) and networked products (program runs on more than one workstation concurrently, with multiple workstations connected to a common server): (i) preschool education institutions, facilities, and programs, both public and private; (ii) K-12 education institutions, facilities, and programs, both public and private; (iii) juvenile and adult basic education institutions, facilities, and programs, both public and private, including correctional facilities and corporate sites; (iv) post-secondary educational institutions, facilities, and programs, including vocational schools and community colleges; (v) individuals (or parents of minor students) who are enrolled in the foregoing educational institutions, facilities, or programs, provided the sales are made through such institutions, facilities, or programs (as opposed to retail sales); and (vi) organizations directly affiliated with the above education institutions, such as PTAs.

For purposes of this Commitment, "Home Market" means the following markets: (i) retail or off-the-shelf sales to individual end-users; and (ii) direct channel sales, including mail order, directed to individual end-users. Seller shall develop new product names for the Home Market so that products offered by Seller in the Home Market are distinguishable from products offered by Buyer in the Education Market. Seller shall in all events have the right, where accurate and appropriate, to refer to Wasatch Education Systems as the development origin of products it offers in the Home Market. In the event Seller introduces a "networked" product for the Home Market during the Exclusivity Period, Seller shall (i) provide Buyer at least 3 months' prior written notice of the anticipated release date; and (ii) label the "networked" product as follows:
"Not Intended for School Use".

For purposes of this Commitment, "Internet Market" shall mean distribution or delivery of the Licensed Programs, Third Party Software, or Derivative Works to end users over a wide area network using electronic data communications technology as presently implemented in the Internet or as hereafter designed for use in conjunction with telephone, cable, wireless, or other types of data transmission systems.

The "Exclusivity Period" shall be a period of one (1) year from the Closing Date; provided, however, that the Exclusivity Period may be extended upon payment of certain Minimum Royalties by Newco to Seller as follows:

Minimum Royalty           Due Date                     New Exclusivity Period
---------------     -----------------------            -----------------------
$    500,000        End of 1st License Year            Two (2) License Years

$    500,000        End of 2nd License Year            Three (3) License Years

$    500,000        End of 3rd License Year            Four (4) License Years

 $   500,000        End of 4th License Year            Five (5) License Years

Minimum Royalties paid under this Section 3 shall be credited against royalties due under Section 6 below for Net Revenues, and royalties paid under Section 6 below for Net Revenues shall be applied to satisfy the Minimum Royalty obligations. In the event the royalties due under Section 6 below for any License Year are less than the Minimum Royalty paid for that License Year, an amount equal to the Minimum Royalty paid for that License Year minus the actual royalties payable for that License Year under Section 6 below shall be credited against royalties due under Section 6 below for Net Revenues in subsequent
License Years. In the event royalties paid under Section 6 below for Net Revenues in any License Year exceed the Minimum Royalty due for that License Year, an amount equal to the Section 6 royalties actually paid minus the Minimum Royalty shall be credited against Minimum Royalties next falling due under this
Section 3 for subsequent License Years.

     4. Assumption of Liabilities.  On the Closing Date, Newco shall assume (and
indemnify   Seller   against)  the   following   liabilities   and   obligations
(collectively the "Assumed Liabilities"):

          (a) Liabilities of the Seller relating to its business in the Education Market or to this Acquisition which are shown on the most recent balance sheet of Seller and/or are otherwise known to the Management Group, excepting the following which Seller shall retain: (i) indebtedness and obligations evidenced by certain debentures having a face principal amount of $1.2 million; and
               (ii) any and all obligations and commitments of Seller to its shareholders or directors who are not Seller's employees;

          (b) Obligations to the existing installed base of Education Market customers for software support and maintenance arising before and after the Closing Date;

          (c) Royalties owed to third party licensors on account of (i) Seller's sublicensing of Third Party Software to its customers before the Closing Date; and (ii) Newco's sublicensing of Third Party Software to its customers from and after the Closing Date, but specifically excluding Seller's sublicensing of Third Party Software to its customers after the Closing Date.

     5. Cash Purchase Price. In addition to the assumption of the Assumed Liabilities, Newco shall pay to Seller cash consideration ("Cash Consideration") in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), payable at the Closing. At its option, Newco may discharge the royalty obligations set forth in Section 6 below and the Minimum Royalty payments under Section 3 above by paying to Seller, on the Closing Date or within one (1) year after the Closing Date, an additional Cash Consideration of Three Million Five Hundred Thousand Dollars ($3,500,000) for a total Cash Consideration of Five Million Dollars ($5,000,000), in which event Newco's licenses in the Education Market shall be perpetually exclusive and the Exclusivity Period shall be deemed to be 5 years for all other purposes.

     6. Royalty Payments to Seller. In addition to assuming the Assumed Liabilities and paying the Cash Consideration, Newco shall pay to Seller royalties based upon Net Revenues collected by Newco from the distribution and licensing of the Licensed Programs and Newco Derivative Works during the five
(5) year period commencing on the Closing Date (each of the five (5) years during this period is sometimes referred to as a "License Year.") The royalties shall be calculated as follows:

         (a) On Net Revenues derived from licenses of the Licensed Programs (existing code and educational content), the royalty shall be ten percent (10%) of said Net Revenues;

         (b) On Net Revenues from Newco Derivative Works which are modifications or enhancements of the Licensed Programs (code and content), the royalty shall be five percent (5%) of said Net Revenues until aggregate royalties paid to Seller on said Net Revenues are equal to the fully burdened cost of developing such Newco Derivative Works; thereafter the royalty shall be ten percent (10%) of said Net Revenues;

         (c) On Net Revenues from Newco Derivative Works which are all new code, but which are based substantially upon the educational content of the Licensed Programs, the royalty shall be two and one-half percent (2.5%) of said Net Revenues until aggregate royalties paid to Seller on said Net Revenues are equal to the fully burdened costs of developing such Newco Derivative Works; thereafter the royalty shall be five percent (5%) of said Net Revenues.

For purposes of this Commitment, "Net Revenues" shall mean gross monies actually received by Newco from the distribution or sublicensing of the Licensed Programs or Newco Derivative Works, less the following: sales, use, and excise taxes, tariff duties, packing, insurance, shipping and similar charges separately invoiced and reimbursed by customers, reasonable amounts of credits or refunds for returns, and credits, discounts, rebates and promotional allowances. "Net Revenues" shall not include monies received by Newco for installation services, consulting or training services, maintenance and upgrade services and support purchased separately from the initial sublicense, sales or leases of hardware or peripheral devices, sales or licenses of Third Party Software (as to which Newco makes payment directly to the original licensor thereof), sales of print materials, or sales, licenses or sublicenses or software products or works other than the Licensed Programs or Newco Derivative Works of the Licensed Programs. Royalties owed under this Section 6 shall be due and payable annually within forty five (45) days after the end of Newco's fiscal year. For purposes of this Commitment, "Newco Derivative Works" shall mean any software programs offered by Newco an integral part of which includes substantial code or instructional content of the Licensed Programs; and "Seller Derivative Works" shall mean any software programs offered by Seller an integral part of which includes substantial code or instructional content of the Licensed Programs. Except for the royalty obligations owed by Newco to Seller on Newco Derivative Works, neither Seller nor Newco shall acquire any intellectual property rights or licenses in the Derivative Works of the other.

     7. Adjustment to Cash Consideration. In arriving at the Cash Consideration set forth in Section 5 above and the royalty payments set forth in Section 6 above (collectively, the "Purchase Price"), the parties have attempted to make a reasonable and good faith allocation of value between the assets and business being sold or transferred to Newco under this Agreement (the "Sold Business") and the assets and business being retained by Seller (the "Retained Business"). However, neither party is entirely comfortable that the Purchase Price properly reflects the appropriate allocation of value between the Sold Business and the Retained Business. Therefore, Seller and Newco hereby agree that the Purchase Price shall be adjusted as set forth below in the event there is an acquisition, merger, or sale of all or substantially all of the assets (the "Acquisition") of the Sold Business or Retained Business:

          (a) In the event of an Acquisition of the Sold Business, Newco or its successor shall have the option of discharging the royalty obligations set forth in Section 6 above by paying to Seller an amount equal to $3,500,000, which royalty discharge amount shall be paid within thirty (30) days after the closing of the Acquisition. In the event Newco or its successor does not exercise the foregoing option, the royalty obligations set forth in Section 6 above shall be expressly assumed by the successor company in the Acquisition and continue in full force and effect against said successor.

          (b)  In the event of an  Acquisition  of the Sold Business  within two
               (2) years after the Closing Date, then, in addition to the payment of any royalty or royalty buyout under subsection (a) above, the Purchase Price shall be increased by an amount calculated as follows (the "Increased Amount") based upon the "Net Sold Business Acquisition Proceeds":

                                                               Portion of
                                                           Net Sold Business
                  Month of Sold Business Acquisition      AcquisitionProceeds
                  ----------------------------------      -------------------
                  1-12 months after Closing Date                 10.00%
                  13-16 months after Closing Date                 7.50%
                  17-20 months after Closing Date                 5.00%
                  21-24 months after Closing Date                 2.50%
                  25 or more months after Closing Date            0.00%

                  For purposes of this Commitment, "Net Sold Business Acquisition Proceeds" shall mean (a) the total cash consideration, plus the Fair Market Value of property or stock, received by Newco or its Shareholders as payment in the Sold Business Acquisition, less all commissions and out-of-pocket expenses of the Sold Business Acquisition, minus
                  (b) the sum of (i) the Cash Consideration paid to date, (ii) the aggregate royalties paid to date under Section 6 above or subsection 7(a) above, and (iii) in the case of an asset sale, the debts and obligations owed to creditors of Newco immediately prior to the Sold Business Acquisition. The Increase Amount of the Purchase Price shall be paid by Newco to Seller within thirty (30) days after the closing of the Net Sold Business Acquisition.

          (c) In the event of an Acquisition of the Retained Business within two (2) years after the Closing Date, then notwithstanding the payment of any royalty or royalty buyout under subsection (a) above, the Purchase Price shall be decreased by an amount calculated as follows (the "Decreased Amount") based upon the "Net Retained Business Acquisition Proceeds":

                                                                Portion of
                           Month of                        Net Retained Business
                  Retained Business Acquisition            Acquisition Proceeds
                  -----------------------------            ---------------------
                  1-12 months after Closing Date                  10.00%
                  13-16 months after Closing Date                  7.50%
                  17-20 months after Closing Date                  5.00%
                  21-24 months after Closing Date                  2.50%
                  25 or more months after Closing Date             0.00%


                  For purposes of this Commitment, "Net Retained Business Acquisition Proceeds" shall mean (a) the total cash consideration, plus the Fair Market Value of property or stock, received by Seller or its Shareholders as payment in the Retained Business Acquisition, less all commissions and out-of-pocket expenses of the Retained Business Acquisition, minus (b) the sum of (i) Seller's shareholder indebtedness and Preferred Stock liquidation preferences as of the Closing Date, and (ii) in the case of an asset sale, the debts and obligations owed to creditors of Seller immediately prior to the Retained Business Acquisition.

          (d) For purposes of subsections (b) and (c) above, "Fair Market Value" shall be determined by agreement between Newco and Seller; provided, however, that if Newco and Seller cannot agree upon Fair Market Value by the closing date, Newco and Seller shall each appoint an appraiser qualified to value the property or stock received, and if the two appraisers so appointed cannot agree upon Fair Market Value within twenty (20) days after the Acquisition closing date, the two appraisers shall jointly select a third appraiser and the Fair Market Value shall be the average of the three appraisals. The Decreased Amount of the Purchase Price shall be offset against the next royalties due by Newco to Seller under Section 6 above.

         8. Transition Support and Services. At the Closing, Newco shall deliver to Seller copies of all source code and object code with respect to the Licensed Programs and Third Party Software, together with copies of scripts, functional specifications, design documents, story boards, programming notes and other documentation relating to the foregoing; provided however, that Newco's obligations shall be limited to materials which presently exist and are within the possession or control of Newco. For a period of six (6) months after the Closing Date, Newco shall provide to Seller technical assistance on a "best efforts, as available" basis to support Seller's use of the Licensed Programs and development of Seller Derivative Works of the Licensed Programs. This support shall consist of timely telephone, fax, or e-mail responses to specific questions of Seller relating to the code or documentation of the Licensed Programs that can be readily answered by Newco without the need for substantial research or analysis on the part of Newco.

At the Closing, the Management Group shall deliver to Seller copies of all files and records of Seller in hard copy or magnetic format relating to the Education Market and/or the Licensed Products and Third Party Software (including, without limitation, those assets listed above in Sections 2 (c, d, f, i, j, and l) which might assist Seller in continuing its business in an orderly and efficient manner. In particular, Newco shall provide to Seller accounting assistance on a "best efforts, as available" basis to support Seller's ownership and use of the capitalized development, net operating losses, and other tax benefits which remain with Seller. Seller shall hold all such material and information confidential, not disclose it to third parties, and use it solely for its own internal purposes in connection with its business in the Home Market.

     9. Conditions to Closing. Newco's obligations under this Commitment are contingent upon satisfaction of the following conditions:

          (a) Approval of this Commitment by the Board of Directors of Seller on or before July 1, 1996;

          (b) Newco's obtaining the necessary cash or other financing to pay the Cash Consideration;

          (c) Newco's obtaining the required consents, if any, of third parties to an outright assignment or transfer of Education Market Assets; and

          (d) Newco's obtaining the required consents, if any, of third parties to a license of the Licensed Programs and sublicense of Third Party Software, on terms acceptable to Newco.

          (e) Seller's obtaining the approval or forbearance, if required, of its shareholders and debenture holders prior to consummation of the Acquisition; provided that: (i) Seller shall use its best efforts to obtain prior to July 31, 1996, any approval or forbearance of debenture holders required for the consummation of this Acquisition; (ii) Seller's Board of Directors shall prior to July 15, 1996, determine whether shareholder approval is required for the Acquisition, and, if required, (A) use its best efforts to obtain prior to July 31, 1996, the shareholder commitment to approve the consummation of this Acquisition from those shareholders, or the shareholder's parent, subsidiary or related entity, in which one of the disinterested directors of Seller is an officer, director, corporate agent, or general partner; and
               (iii) Seller's Board of Directors shall recommend the approval of this Acquisition to all other shareholders in connection with the notice of shareholders' meeting.

     10. Limited Warranty. Seller warrants that it has good and marketable title to all Education Market Assets and that its conveyance of the same to Newco shall vest in Newco good, marketable and unencumbered title to all Education Market Assets. SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS COMMITMENT, AND HEREBY DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY AND ALL WARRANTIES OF
MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, OR QUALITY, WITH RESPECT TO THE EDUCATION MARKET ASSETS OR ANY PART THEREOF, OR THE BUSINESS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS COMMITMENT, THE EDUCATION MARKET ASSETS AND THE BUSINESS ARE TO BE CONVEYED THEREUNDER "AS IS, WHERE IS" ON THE CLOSING DATE, AND NEWCO SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

     11. Cooperation of Seller to Effect Closing. Seller and Newco covenant to cooperate in good faith to permit Closing of the transaction contemplated by this Commitment, including the following:

          (a) Continue to maintain, in all material respects, the Education Market Assets in accordance with present practices of Seller's Business; and

          (b) With respect to Seller's Business, keep its books of account, records, and files in accordance with existing practices of the Business;

          (c) Use commercially reasonable efforts to obtain all material consents, waivers, authorizations, and approvals of all other persons required in connection with the execution, delivery, and performance by of this Commitment;

          (d) Diligently cooperate in preparing and filing all documents required to be submitted by Seller or Newco to governmental entities in connection with such transactions and in obtaining any consents, waivers, authorizations or approvals of the governmental entities which may be required to be obtained by Newco in connection with such transactions (which cooperation shall include, without limitation, timely furnishing to Newco all information concerning the Business which counsel to Newco reasonably determines is required to be included in such documents);

          (e) Use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

     12. Finders Fees. Seller and Newco each warrant to the other that it has incurred no obligation to pay any finders fees or commissions in connection with Newco's acquisition of the Education Market Assets and each agree to defend, indemnify, and hold the other harmless from and against any and all liability for any such commission, fee, or other compensation asserted by any person claiming by, through, or under Seller or Newco, respectively, in connection with these transactions.

     13. Transferred Employees. Newco shall offer all employees of Seller employment with Newco at the same title, salary, and responsibility, and Newco shall assume all liabilities of Seller with respect to such transferred employees, including but not limited to accrued wages, accrued vacation, sick leave, employee reimbursements, and severance, if any; and Newco shall defend, indemnify, and hold Seller harmless from and against any claims or liability for such employee obligations.

     14. Expenses. Each of the parties hereto shall pay its own expenses in connection with this Commitment and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

     15. Bulk Sales Waiver. Newco waives compliance by Seller with any applicable bulk sales laws that may apply to the transactions contemplated by this Agreement.

     16. Notices. Any notice or communication required or permitted by this Commitment shall be in writing and shall be delivered as follows: (i) by personal delivery to the party to whom the notice is to be given, (ii) by overnight delivery service, (iii) by prepaid registered or certified mail, return receipt requested, or (iv) by facsimile. Except for notice of a party's change of address, which shall be effective only upon actual receipt, a notice or communication shall be effective (a) in the case of personal service, upon receipt by the party, (b) by overnight delivery, one (1) day after placing the notice of communication in the care of the delivery service as confirmed by the receipt provided by such service, (c) by registered or certified mail, five (5) days after mailing, as confirmed by the date on the receipt provided by the postal service, and (d) by facsimile transmission, upon transmission as confirmed by telephone that such notice or communication has been received in legible form. All notices or other communications shall be sent to the recipient at the address listed below (or such other address that the receiving party may have provided for the purpose of receiving notices and other communications in accordance with this Section 16.8):

If to the Seller:

Wasatch Education Systems Corporation
c/o Technology Funding, Inc.
2000 Alameda de las Pulgas
San Mateo, CA  94403
Attention:  Greg George

Fax: (415) 345-1797

         Copy to:
         Carolyn Poe
         c/o Technology Funding, Inc.
         2000 Alameda de las Pulgas
         San Mateo, CA  94403

         Jeff Keimer
         Unison Capital Group
         702 Marshall Street, Suite 401
         Redwood City, CA 94063

If to Newco:

         Wasatch Education Systems
         5250 South 300 West, Suite 101
         Salt Lake City, Utah 84107
         Attention:  Ralph Brown


         Fax: (801) 269-1509

with copy to:

         Neal B. Christensen, Esq.
         20853 S. E. 123rd Street
         Issaquah, Washington 98027

         Fax:     (206) 235-9170

     17. Public Announcements. The parties agree that after the signing of this Commitment, neither party shall make any press release or announcement concerning this transaction without the prior written approval of the other party; provided however, that the parties shall negotiate in good faith a joint press release or announcement to be released after the Closing. Such release shall not reveal the material terms of the consummated transactions. If any such announcement or other disclosure is required by law, the disclosing party agrees to provide the nondisclosing party with prior notice and an opportunity to comment on the proposed disclosure.

     18. Parties in Interest. Nothing in this Commitment is intended to confer any rights or remedies under or by reason of this Commitment on any persons other than the Seller and Newco and their respective successors and permitted assigns. Nothing in this Commitment is intended to relieve or discharge the obligations or liability of any third persons to the Seller or Newco. No provision of this Commitment shall give any third persons any right of subrogation or action over or against the Seller or Newco.

     19. Counterparts. This Commitment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     20. Closing Date. For purposes of this Commitment, the "Closing Date" shall be the sooner of: (a) the Expiration Date (as defined in Section 1 above); or
(b) ten (10) days after the date on which Newco advises Seller that Newco is ready, willing, and able to consummate the purchase of the Education Market Assets and assumption of the Assumed Liabilities on the terms and provisions set forth in this Commitment. On the Closing Date, all Education Market Assets shall be transferred to Newco and Newco shall assume all Assumed Liabilities and responsibilities relating to the Licensed Programs and Third Party Software as set forth in this Commitment.

     21. Entire Agreement. This Commitment contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Commitment as if completely set forth herein. Seller acknowledges that Newco has not yet been formed, and agrees to look solely to Newco, and not to any of the Management Group for performance or satisfaction of any obligations undertaken for or on behalf of Newco.

IN WITNESS WHEREOF, the parties hereto have executed this Commitment by their respective officers thereunto duly authorized on the date first written above.


SELLER:                                    NEWCO:

WASATCH EDUCATION SYSTEMS                  WASATCH NEWCO,
CORPORATION, a Utah corporation            a Utah Corporation to be formed



By /s/Gregory T. George                    By  /s/Barbara Morris
   ---------------------                       -----------------
   Gregory T. George, Director                 Barbara Morris, President